Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-61080 and 333-162169) on Form S-8 of Qualstar Corporation of our report dated September 8, 2015, relating to our audit of the financial statements, which appears in this Annual Report on Form 10-K of Qualstar Corporation and Subsidiary for the year ended June 30, 2015.

/s/ SingerLewak LLP

Los Angeles, California

September 8, 2015